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                                                                 Exhibit 10.19

                             CMC Heartland Partners
                           547 West Jackson Boulevard
                             Chicago, Illinois 60661


December 20, 1999

Mr. Edwin Jacobson
161 East Chicago Avenue
Apartment 43H
Chicago, Illinois 60611

Dear Mr. Jacobson:

         We are writing with respect to your employment by CMC Heartland Partners (the "Company") as President and Chief Executive Officer of the Company. The Company acknowledges and recognizes the value of your experience and abilities to the Company throughout the term of your employment with the Company pursuant to an Employment Agreement, dated July 2, 1995, as amended by a First Amendment to Employment Agreement, dated January 2, 1998 (the employment agreement, as so amended, being hereinafter referred to as the "Original Employment Agreement"), the term of which expires by its own terms on the date hereof. For its own benefit and for the benefit of Heartland Partners, L.P. ("Heartland"), a Delaware limited partnership organized under the Amended and Restated Agreement of Limited Partnership of Heartland Partners, L.P., dated as of June 27, 1990, as amended by the Amendment to the Amended and Restated Agreement of Limited Partnership of Heartland Partners, L.P., dated December 4, 1997 (the "Partnership Agreement"), the Company desires to continue to retain and make secure for itself such experience and abilities on the terms hereinafter provided. If the following is satisfactory, would you please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement (the "Agreement") on the subject.

         1. Employment. The Company agrees to employ you and you agree to be employed by the Company commencing on the date hereof and ending on May 30, 2002 (unless sooner terminated as hereinafter provided in this Agreement), on the terms and conditions set forth in this Agreement.

         2.       Duties.

         (a) You shall be employed as President and Chief Executive Officer of the Company with general supervision over and responsibility for the general management and operation of the Company. In the performance of your duties, you shall be subject to the supervision and direction of the Board of Directors of the Managing General Partner (as that term is defined in the Partnership Agreement) of the Company and the Executive Committee (as that term is defined in the Partnership Agreement) of the Board of Directors of the Managing General Partner.

         (b) During the term of your employment hereunder, you shall not be required to devote your full business time to such employment. You shall devote an amount of time to such employment determined by the Board of Directors of the Managing General Partner or the Executive Committee to be required of you to accomplish the business objectives of the

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         Company. During the term of your employment hereunder, you shall have the right to continue your employment as President and Chief Executive Officer of Heartland Technology, Inc., formerly known as Milwaukee Land Company ("Technology") and, subject to the preceding sentence, you shall have the right to pursue other employment or business activities not in competition with the activities of the Company, provided that any such activity does not interfere with the performance of your duties hereunder and does not otherwise violate any provision of this Agreement. Prior to your engaging in any such other employment or business activity, you shall provide notice in reasonable detail to, and consult with, the Chairman of the Executive Committee with respect to your intention to engage in any such activity.

         3.       Compensation.
                  ------------

         (a) Base Salary. The Company shall pay you, and you shall accept from the Company for your services, the following salary payable in accordance with the Company's policy with respect to the compensation of executives ("Base Salary"), commencing with the date hereof and continuing through the term of your employment hereunder, a salary at the rate of not less than $275,000 per year. During the term hereof, the Board of Directors of the Managing General Partner may adjust the Base Salary upwards (but not downwards). The Company shall be entitled to withhold such amounts on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities. Nothing contained herein shall preclude you from participating in the present or future employee benefit plans of the Company if you meet the eligibility requirements therefor. You shall also have the right to defer receipt of some or all of the Base Salary which you are entitled to receive hereunder by written notice to the Company, which notice shall set forth the date to which you wish to defer receipt of such compensation. If you elect to defer receipt of all or any portion of the Base Salary ("Deferred Compensation"), the amount due you shall be adjusted periodically to reflect any interest that would be realized with respect to the Deferred Compensation had it been invested at the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank's base rate. No specific assets of the Company shall be allocated or segregated with respect to the Deferred Compensation and the foregoing shall not be construed to create a trust of any kind or a fiduciary relationship between the Company and you, the executor or administrator of your estate or any other person. Your right, or the right of your estate, to receive the Deferred Compensation, as adjusted in accordance with this Section 3(a), shall be no greater than the right of an unsecured general creditor of the Company.

         (b)      Incentive Compensation.
                  ----------------------

                           (i) You will receive incentive payments equal to 10%
                  of the aggregate of (x) the value of all amounts distributed to holders of a Class A limited partnership interest (hereinafter defined as "Units") in Heartland and (y) the value of all amounts distributed to the holder of the Class B limited partnership interest in Heartland (holders of Units and the holders of the Class B limited partnership interest are collectively referred to herein as "Unitholders") after distributions in excess of the Capital Amount (as hereinafter defined) have been made by Heartland to Unitholders (i.e., after distributions in excess of the Capital Amounts have been made to

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                  Unitholders, for every $1,000 available for distribution by the Company, $899.91 will distributed to Heartland for distribution to Unitholders and its general partner, $.09 will be distributed to the Managing General Partner and you will be paid $100 as incentive compensation). Incentive payments will be made with respect to distributions by Heartland and the Company during their respective entire terms, and, if distributions are made subsequent to your death, payments will be made to such person as you shall designate in a notice filed with the Company, or, if no such person shall be designated, to your estate. Payments will be made to you (or your designee or estate) simultaneously with the making by Heartland of distributions to Unitholders, subject to your right to defer receipt of all or a portion of such payments as described above in respect of your Base Salary. The Company shall be entitled to withhold from such payments such amounts on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

                           (ii) (1) The Capital Amount initially will be equal to the product of (x) the average of the publicly reported per Unit closing sales prices for the first 30 trading days after the date the Units were distributed by Chicago Milwaukee Company ("CMC") to its common stockholders (the "Distribution Date") and
                           (y) 2,142,438 (the number of Units distributed on the Distribution Date). For purposes of this subsection
                           (ii), the "closing sales prices" of the Units as of a particular date shall mean the closing price (or, if there is no closing price, then the mean between the closing bid and asked prices), of such Unit as reported on the Composite Tape, or if not reported thereon, then such price as reported in the trading reports of the principal securities exchange in the United States on which such partnership interests are listed, or if the Units are not listed on a securities exchange in the United States, the mean between the dealer closing "bid" and "asked" prices as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or NASDAQ's successor, or if not reported on NASDAQ, the fair market value of such Unit as determined by the Board of Directors of the Managing General Partner in good faith.

                                    (2) (x) The Capital Amount will be adjusted
                           downward by (i) the amount of cash and aggregate fair market value of all other property distributed by Heartland to Unitholders from the Distribution Date to the end of its term and (ii) amounts paid by Heartland or the Company to repurchase Units during such time period and (y) upward by the net proceeds received by Heartland upon the issuance for value of additional Units from and after the Distribution Date.

                                    (3) In addition to the adjustments specified
                           in Section 3(b)(ii)(2) above, the Capital Amount will be adjusted upward during each year by applying to a portion of the Capital Amount a compounding interest factor equal to the average annual yield on five-year U.S. treasury notes for the preceding year as reported by any nationally recognized securities dealer which makes a market therein selected by the Company. The interest factor

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                           will be applied to that portion of the Capital Amount
                           (the "Development Portion") which is represented by the properties transferred to the Company which were being held for development purposes (as contrasted with properties being held for sale or lease). The Development Portion will be determined by multiplying the initial Capital Amount (as determined as described above) by a fraction, the numerator of which will be the appraised value of the properties transferred to the Company which were being held for development by CMC and Technology and the denominator of which will be the aggregate appraised value of all of the real estate properties transferred to the Company by CMC and Technology (including the development properties). For this purpose, appraised values will be as shown in the July 30, 1986 appraisals in the possession of CMC. The Development Portion will be deemed to accrue interest at the applicable interest rate from and after the Distribution Date and, at the end of each year, the resulting interest component will be added to the principal amount of the Development Portion and the increased amount thereafter will be deemed to accrue interest at the rate described above. Solely for the purposes of determining the amount of interest deemed to accrue on the Development Portion, cash proceeds actually received by the Company in respect of sales or other dispositions for value of the development properties will be deemed applied at the time of receipt first to reduce the imputed interest amount and then to reduce the principal amount of the Development Portion. The Company will deliver to you on or before the last business day in February of each year its calculation of the Capital Amount as of the end of the preceding year. Any disagreement that you may have with such calculation will be communicated in writing to the Chairman of the Executive Committee as promptly thereafter as practicable.

         (c) Reimbursement of Expenses. During your employment, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your services hereunder, provided that you properly account therefor in accordance with Company policy.


         (d)      Change of Control.
                  -----------------

                           (i) Upon the first occurrence of a Change of Control
                  of Heartland (as hereinafter defined) occurring during or after the term of your employment with the Company, the Company will pay you (or if you die, such person as you shall designate in a notice filed with the Company or, if no such person shall be designated, your estate) either a single lump sum of $1,250,000 or incentive compensation pursuant to
                  Section 3(b) hereof, to be determined by you in writing within 90 days from the Change of Control of Heartland. Payment will begin within 30 days after receipt of such written election. Further, notwithstanding anything to the contrary herein, in the event you elect to receive payment in a single lump sum of $1,250,000, the obligations, if any, of the Company to pay incentive compensation pursuant to Section 3(b) hereof shall terminate.

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                           (ii) For purposes of this Agreement, a "Change of
                  Control of Heartland" shall be deemed to have occurred if:

                                    (1) a person or group of related persons is
                           or becomes the beneficial owner (within the meaning of Rule 13d-3, as amended ("Rule 13d-3"), under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of outstanding Units or securities of Technology representing 20% or more of the combined voting power of Technology's then outstanding securities; provided, however, that the beneficial ownership of Units or securities of Technology by (a) Ezra K. Zilkha, Zilkha & Sons, Inc., The Zilkha Foundation, Inc., any of their respective affiliates or any future members of one or more of the foregoing persons, Schedule 13D group and (b) one or more investors eligible to file Schedule 13G under the Exchange Act in respect of such beneficial ownership but which has not filed a Schedule 13D thereunder in respect thereof, in each case shall not be included in the calculation to determine a Change of Control of Heartland for purposes of this Agreement;

                                    (2) a person or group of related persons is
                           or becomes the beneficial owner (within the meaning of Rule 13d-3), directly or indirectly, of outstanding Units or securities of Technology representing 10% or more of the combined voting power of Technology's then outstanding securities and individuals who at the time of acquisition of such beneficial ownership were members of the Board of Directors of Technology cease for any reason to constitute a majority thereof at any time within the 24 months following such acquisition; provided, however, that the beneficial ownership of Units or securities of Technology by the persons set forth in the proviso to clause (1) above shall similarly not be included in the calculation to determine a Change of Control of Heartland for purposes of this Agreement;

                                    (3) all or substantially all of the assets
                           of the Company are sold in one or a series of related transactions;

                                    (4) all or substantially all of Technology's
                           general partner interest in the Company is sold;

                                    (5) The Company or Technology enters into an
                           agreement with an unaffiliated third party, the consummation of which would result in the occurrence of any one or more of the foregoing; or

                                    (6) Heartland shall fail to make a
                           distribution to its Class A Limited Partners (as that term is defined in Article I of the Partnership Agreement) and assignees in an amount equal to the excess of the distribution from the Company over the sum of (i) the cash requirements of Heartland (which shall be an amount necessary for debt services and working capital sufficient to fund operating expenses of Heartland for a period of one year)

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                           and (ii) any distributions required to be made to its
                           Class B Limited Partners (as that term is defined in Article I of the Partnership Agreement) pursuant to the Partnership Agreement;

                           provided, however, that an event or transaction that would otherwise constitute a Change of Control of Heartland shall not be deemed to constitute a Change of Control of Heartland for purposes of this Agreement if the buyer or buying group is a person in which you have an interest or with whom you are affiliated or such event or transaction is one of which you otherwise approve in writing.

                           further, provided, however, that a Change of Control of Heartland for purposes of this Agreement shall not be deemed to have occurred by reason of (i) a private offering of securities issued by Technology pursuant to a resolution of the Board of Directors of Technology approved December 20, 1999, or (ii) the transfer of Technology's interest as General Partner to a limited liability corporation in which you are a member or otherwise participate directly or indirectly.

         4. Vacations. During your employment, you shall be entitled to reasonable vacations from time to time in accordance with the regular procedures of the Company governing senior executives. You shall also be entitled to all paid holidays given by the Company to its senior executives.

         5. Participation in Benefit Plans. You shall be entitled to participate in and to receive benefits under all of the Company's employee benefit plans and programs, including but not limited to any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the present or future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

         6.       Termination.

         (a) Death. Your employment hereunder shall terminate upon your death.

         (b) Disability. In the event of your permanent disability (as hereinafter defined) during the term of your employment hereunder, the Company shall have the right, upon written notice to you, to terminate your employment hereunder, effective upon the giving of such notice. For purposes of this Section, "permanent disability" shall mean any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period of 90 consecutive days.

         (c) Cause. The Company may terminate your employment hereunder for Cause. For the purposes of this Agreement, termination for Cause shall mean termination after:

                           (i) your commission of a material act of fraud
                  against the Company or

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                  its affiliates;

                           (ii) your conviction of any crime which constitutes a
                  felony in the jurisdiction involved; or

                           (iii) the willful, repeated and demonstrable failure
                  by you to substantially perform your duties over a period of not less than 30 days, other than any such failure resulting from your incapacity due to physical or mental illness, or material breach of any of your obligations under this Agreement, and your failure to cure such failure or breach within 30 days after receipt of written notice from the Board of Directors of the Managing General Partner. No act or failure to act on your part will be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company and its affiliates.


         (d) Termination by You. You may terminate your employment hereunder (i) for Good Reason, or (ii) if your health should become impaired to an extent that makes the continued performance of your duties hereunder hazardous to your physical or mental health or your life. For purposes of this Agreement, "Good Reason" shall mean (A) any assignment to you of any duties other than those contemplated by, or any limitation of your powers in any respect not contemplated by, Section 2 hereof, provided that you first deliver written notice thereof to the Executive Committee and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice, or (B) a reduction in your rate of compensation, or a material reduction in your fringe benefits or any other material failure by the Company to comply with Sections 3 through 5 hereof, provided that you first deliver written notice thereof to the Executive Committee and the Company shall have failed to cure such reduction or failure within thirty (30) days after receipt of such written notice.

         (e) Any termination by the Company pursuant to subsection (b) or (c) above or by you pursuant to subsection (d) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (f) "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death, and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.

         (g) If within fifteen (15) days after a Notice of Termination is given to you by the Company in connection with the termination of your employment hereunder pursuant to subsections (b) and (c) above you notify the Company in writing that you believe that your employment was wrongfully terminated, and you shall have delivered such notification in good faith with a reasonable belief that your employment was wrongfully terminated, then you shall be entitled to continue to receive the Base Salary provided for in Section 3(a) hereof for a period of time ending on the date six months after the Date of Termination. In

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         the event a court of competent jurisdiction finally decides that your employment was rightfully terminated in accordance with the provisions of this Agreement, you shall return, within thirty (30) days after the date of such final decision to the Company the amounts paid to you pursuant to this subsection (g).

         7.       Compensation Upon Death, During Disability or Termination.

         (a) If your employment shall be terminated by reason of your death, the Company shall pay, to such person as you shall designate in a notice filed with the Company or, if no such person shall be designated, to your estate, as a lump sum death benefit, an amount equal to the amount, if any, by which $150,000 exceeds the proceeds payable to your designated beneficiary or estate pursuant to any life insurance policy covering your life maintained by the Company. This amount shall be exclusive of and in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or program maintained by the Company. Your designated beneficiary or the executor of your estate, as the case may be, shall accept the payment provided for in this Section 7 in full discharge and release of the Company of and from any further obligations under this Agreement, other than the obligations, if any, of the Company to pay incentive compensation pursuant to Section 3(b) and such amount as set forth in
         Section 3(d)(i) hereof.

         (b) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary until your employment is terminated pursuant to Section 6(b) hereof, or until you terminate your employment pursuant to Section 6(d)(ii) hereof, whichever first occurs. If your employment is terminated by the Company pursuant to Section 6(b) or you terminate your employment pursuant to Section 6(d)(ii), the Company shall be discharged and released of and from any further obligations under this Agreement, other than the obligations, if any, of the Company to pay incentive compensation pursuant to Section 3(b) and such amount as set forth in Section 3(d)(i) hereof. During any such period and thereafter you shall continue to bear the obligations provided for in Section 8 below.

         (c) If your employment shall be terminated for Cause, or you shall terminate your employment other than for Good Reason, the Company shall pay you your full Base Salary through the Date of Termination or the date on which you terminate your employment at the rate in effect at the time the Notice of Termination is given or the date on which you terminate your employment. The Company shall be discharged and released of and from any further obligations under this Agreement, other than the obligations, if any, of the Company to pay incentive compensation pursuant to Section 3(b) and such amount as set forth in Section 3(d)(i) hereof. Thereafter you shall continue to have the obligations provided for in Section 8 below in accordance with the terms of such
         Section 8. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against you in respect of your actions which gave rise to the termination of your employment.

         (d) If the Company shall terminate your employment other than pursuant to Sections 6(b) or 6(c) hereof or if you shall terminate your employment for Good Reason, then:

                           (i) The Company shall continue to pay you your full
                  Base Salary through

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                  May 30, 2002 at the rate in effect at the time Notice of
                  Termination is given in accordance with Section 3(a) hereof;

                           (ii) The Company shall continue to pay you the
                  incentive compensation provided in Section 3(b) hereof;

                           (iii) The Company shall continue to have the
                  obligation, if any, to pay the amount set forth in Section 3(d)(i) hereof;

                           (iv) The Company shall pay all other pecuniary
                  damages (but not including punitive or exemplary damages) to which you may be entitled as a result of the Company's termination of your employment under this Agreement, including damages for any and all loss of benefits to you under the Company's employee benefit plans and programs which you would have received if the Company had not breached this Agreement and had your employment continued for the full term provided in Section 1 hereof, and including all reasonable legal fees and expenses incurred by you as a result of such termination; and

                           (v) The Company shall maintain in full force and
                  effect, for your continued benefit for the full term of this Agreement, all employee benefit plans and programs in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, you shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to you, to your account or on your behalf under such plans and programs from which your continued participation is barred.

         8.       Restrictive Covenants and Confidentiality: Injunctive Relief.
                  ------------------------------------------------------------

         (a) You agree, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under Section 3 hereof, that during the term of your employment hereunder and during the further period of one (1) year after the termination of such employment, you shall not, without the prior written approval of the Board of Directors of the Managing General Partner, directly or indirectly through any other person, firm or corporation:

                           (i) Solicit, raid, entice or induce any person, firm
                  or corporation that presently is or at any time during the term of your employment hereunder shall have a material business relationship with the Company, or any of its affiliated companies, to engage in any material business transaction with any other person, firm or corporation, and you shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

                           (ii) Solicit, raid, entice or induce any person that
                  presently is or at any time during the term of your employment hereunder shall be an employee of the

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                  Company, or any of its affiliated companies, to become
                  employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.

         (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its affiliated companies, business methods, systems, plans and policies which you shall hereafter establish, receive or obtain as an employee of the Company or its affiliated companies, are valuable and unique assets of the respective businesses of the Company and its affiliated companies, you agree that, during and after the term of your employment hereunder, you shall not (otherwise than pursuant to your duties hereunder) disclose, without the prior written approval of the Board of Directors of the Managing General Partner, any such knowledge or information pertaining to the Company or any of its affiliated companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 8 shall not apply to information which is or shall become generally known to the public or the trade (except by reason of your breach of your obligations hereunder), information which is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company, and information which you are required to disclose by order of a court of competent jurisdiction.

         (c) The provisions of this Section 8 shall survive the termination of your employment hereunder, irrespective of the reason therefor.

         (d) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company's and its affiliated companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of this Agreement with respect to diversion of the Company's or its affiliated companies, business relationships or employees, or confidentiality, the Company and its affiliated companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

         (e) The failure of the Company or any affiliated companies to exercise any rights under this Agreement upon any breach or threatened breach by you shall not constitute a waiver of any rights arising by reason of other or similar breaches.

         9. Gross-Up Payment. If any portion of the payments described herein, and/or any other payments no matter the source of such payments, shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax") (the portion of such payments which are subject to the Excise Tax being referred to herein as "Payments"), the Company shall pay to you no later than the 30th day following the date you become subject to the Excise Tax an additional amount (the "Gross-Up Payment"), such that the net amount you retain after deduction of the Excise Tax on such Payments, and all federal, state and local income and employment tax (assuming you are in the highest marginal tax bracket), interest and penalties and Excise Tax on the Gross-Up Payment, shall be equal to the amount you would have retained had the Payments not been subject to the Excise

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Tax.

         10.      Successors: Binding Agreement.
                  -----------------------------

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall include any successor to the Company's business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation by law.

         (b) This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. Your obligations hereunder may not be delegated and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

         11. Notice. For the purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to you:

                  Mr. Edwin Jacobson
                  161 East Chicago Avenue
                  Apartment 43H
                  Chicago, Illinois 60611

                  If to the Company:

                  547 West Jackson Boulevard
                  Chicago, Illinois 60661

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                  Attn:  Chairman of the Executive Committee

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by such officer as may be specifically designated by the Board of Directors of the Managing General Partner. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the complete understanding between the parties with respect to your employment and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

         13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                      CMC HEARTLAND PARTNERS


                                      By:      Heartland Technology, Inc.
                                               as Managing General Partner


                                      By:      _______________________________

                                               Name: _________________________

                                               Title: _________________________


ACCEPTED AND AGREED TO:


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-----------------------------------
Edwin Jacobson